UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2009
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U.S. CONCRETE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-26025	76-0586680
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2925 Briarpark, Suite 1050 Houston, Texas 77042 (Address of principal executive offices, including ZIP code)
(713) 499-6200 (Registrant’s telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation ofthe registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Adoption of 2009 Bonus Plan

On February 5, 2009, the Compensation Committee of the Board of Directors of U.S. Concrete, Inc. (the “Committee”) approved the Company’s 2009 Annual Salaried Team Member Incentive Plan (the “Plan”). The purpose of the Plan is to attract, retain, motivate and reward team members for successful company, business unit, and individual performance with awards that are commensurate with the level of performance attained.

Eligibility. Each eligible salaried team member employed by U.S. Concrete and its 100%-owned subsidiary companies is a participant in the Plan, but must be an active team member or on an approved leave of absence in order to receive any payout.

Individual Target Bonus. The amount of each participant’s individual target bonus percentage is based on his or her grade level and is expressed as a percentage of his or her annual base pay. For 2009, each participant’s individual target bonus percentage is reduced by 25% to account for the depressed economic conditions and the expected impact on the Company’s financial results.

Plan Overview. The Plan consists of two primary components: a financial component, which represents 60% of each participant’s potential individual target bonus; and a strategic component, which represents 40% of each participant’s potential individual target bonus.

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The financial component is only earned if the overall Company EBITDA performance to budget is equal to or greater than 75% of the budgeted EBITDA for 2009. Actual or budgeted EBITDA can be adjusted at the discretion of the Committee to reflect certain non-recurring items and the impact of acquisitions and/or dispositions. If that performance requirement is satisfied, the percentage of an individual participant’s target bonus available for payout will be determined by the participant’s business unit’s performance relative to budget for: (a) free cash flow (30%); and (b) return on assets (30%). The business unit’s performance relative to each of the financial criteria will yield a payout from 0% to 60%.

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The strategic component is not subject to the EBITDA performance hurdle; however, it is subject to the discretion of the Committee, depending upon market conditions and other criteria as it deems appropriate.  This component is based on the individual participant’s and his or her business unit’s accomplishment of the following strategic items, which will vary by business unit, corporate office and individual responsibilities: (a) implementation of the enterprise resource planning system; (b) safety rates; (c) new product development; (d) employee development; (e) operational efficiencies; and (f) strategic positioning.

Bonus Payments. All bonus payments are contingent on the approval of the Committee.  The payments will be paid as soon as administratively feasible after the previous year’s financial results are finalized.   An individual participant may not receive more than 200% of his or her target bonus.

Plan Administration. The Plan will be administered by the Chief Executive Officer, the Chief Financial Officer, and the Vice President of Human Resources. Except for such actions as are to be taken by the Committee, as set forth in the Plan, those plan administrators will have the authority to construe and interpret the Plan, to establish, amend, and rescind rules and regulations relating to the Plan, to exercise discretion in interpolating performance levels and award payouts outside of or within designated ranges, and to take all such steps and make all such determinations in connection with the Plan and bonus payments granted under the Plan.

Retirement, Termination, Death and Disability. A discretionary bonus payout may be made to a participant (or beneficiary in the event of death) who terminates employment during 2009 due to retirement, involuntary termination not for cause, death or disability.

Termination. The Plan is in effect for the 2009 calendar year.  The Plan Administrator may at any time suspend the operation of or terminate the Plan.

2008 Discretionary Bonuses

On February 5, 2009, the Committee also approved discretionary bonus payout amounts to substantially all of the participants in the 2008 short-term incentive plan, including Messrs. Michael W. Harlan (our President and Chief Executive Officer), Robert D. Hardy (our Executive Vice President and Chief Financial Officer), William T. Albanese (our Vice President of Business Development – Northern California), Thomas J. Albanese (our Executive Vice President of Sales – Bay Area Region) and M. Terry Green (our Senior Vice President – Operations).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. CONCRETE, INC.

Date: February 11, 2009	By:	/s/ Robert D. Hardy
Robert D. Hardy
Executive Vice President and Chief Financial Officer